COVENANT TO VOTE

         In connection with the Purchase Agreement dated as of November 7, 1999 ("Agreement") among Ferrellgas Partners, L.P. ("Purchaser"), Ferrellgas, L.P. ("Subsidiary OLP") and Williams Natural Gas Liquids, Inc. ("Seller"), the undersigned hereby agrees with Seller to vote at a duly called meeting of holders of Purchaser's common units (the "Common Units"), or to execute a consent in lieu thereof with respect to, all Common Units held by the undersigned in favor of the following matters:

         1. the approval of the conversion feature of the Purchaser's senior convertible units representing limited partner interests, $40.00 liquidation preference per unit (the "Senior Unit") and the issuance of Common Units upon exercise of the conversion option set forth in the terms of the Purchaser's Agreement of Limited Partnership; and

         2. the approval of an exemption under the Purchaser's Agreement of Limited Partnership for Seller in order for Seller to be able to vote all of its Common Units upon conversion.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Covenant to Vote this 17th day of December, 1999.


FERRELL COMPANIES, INC.


By: /s/ Kevin T. Kelly
-------------------------------
Name: Kevin T. Kelly
Title: Vice President
Ferrell Companies, Inc.